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                                                                    EXHIBIT 3.16

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                           FIRST AMENDED AND RESTATED

                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                            RIVERWALK LOGISTICS, L.P.

                         A DELAWARE LIMITED PARTNERSHIP

                                   DATED AS OF

                                 APRIL 16, 2001

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                                TABLE OF CONTENTS

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                                                                                             PAGE
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ARTICLE I. DEFINITIONS.........................................................................1

   SECTION 1.01   DEFINITIONS..................................................................1
   SECTION 1.02   CONSTRUCTION.................................................................8

ARTICLE II. ORGANIZATION.......................................................................9

   SECTION 2.01   FORMATION....................................................................9
   SECTION 2.02   NAME.........................................................................9
   SECTION 2.03   REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE........................9
   SECTION 2.04   PURPOSES.....................................................................9
   SECTION 2.05   FOREIGN QUALIFICATION.......................................................10
   SECTION 2.06   POWER OF ATTORNEY...........................................................10
   SECTION 2.07   TERM........................................................................12

ARTICLE III. RIGHTS OF LIMITED PARTNERS.......................................................12

   SECTION 3.01   LIMITATION OF LIABILITY.....................................................12
   SECTION 3.02   MANAGEMENT OF BUSINESS......................................................12
   SECTION 3.03   OUTSIDE ACTIVITIES OF THE LIMITED PARTNERS..................................12
   SECTION 3.04   RIGHTS OF LIMITED PARTNERS..................................................12

ARTICLE IV. TRANSFERS OF PARTNERSHIP INTERESTS................................................13

   SECTION 4.01   TRANSFER GENERALLY..........................................................13
   SECTION 4.02   TRANSFER OF GENERAL PARTNER'S PARTNERSHIP INTEREST..........................14
   SECTION 4.03   TRANSFER OF A LIMITED PARTNER'S PARTNERSHIP INTEREST........................14
   SECTION 4.04   RESTRICTIONS ON TRANSFERS...................................................15

ARTICLE V. CAPITAL CONTRIBUTIONS..............................................................15

   SECTION 5.01   INITIAL CAPITAL CONTRIBUTIONS...............................................15
   SECTION 5.02   CONTRIBUTIONS PURSUANT TO THE CONTRIBUTION AGREEMENT........................15
   SECTION 5.03   ADDITIONAL CAPITAL CONTRIBUTIONS............................................15
   SECTION 5.04   INTEREST AND WITHDRAWAL.....................................................16
   SECTION 5.05   LOANS.......................................................................16
   SECTION 5.06   RETURN OF CONTRIBUTIONS.....................................................16
   SECTION 5.07   CAPITAL ACCOUNTS............................................................16

ARTICLE VI. ALLOCATIONS AND DISTRIBUTIONS.....................................................18

   SECTION 6.01   ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES....................................18
   SECTION 6.02   ALLOCATIONS FOR TAX PURPOSES................................................21
   SECTION 6.03   DISTRIBUTIONS...............................................................21

ARTICLE VII. MANAGEMENT.......................................................................22

   SECTION 7.01   MANAGEMENT AND OPERATIONS OF BUSINESS.......................................22

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ARTICLE VIII. BOOKS, RECORDS, ACCOUNTING AND REPORTS..........................................22

   SECTION 8.01   RECORDS AND ACCOUNTING......................................................22
   SECTION 8.02   FISCAL YEAR.................................................................22

ARTICLE IX. TAXES.............................................................................22

   SECTION 9.01   TAX RETURNS.................................................................22
   SECTION 9.02   TAX ELECTIONS...............................................................23
   SECTION 9.03   TAX MATTERS PARTNER.........................................................23
   SECTION 9.04   WITHHOLDING.................................................................23

ARTICLE X. ADMISSION OF PARTNERS..............................................................23

   SECTION 10.01  ADMISSION OF GENERAL PARTNER................................................23
   SECTION 10.02  ADMISSION OF SUBSTITUTED LIMITED PARTNER....................................24
   SECTION 10.03  ADMISSION OF ADDITIONAL LIMITED PARTNERS....................................24
   SECTION 10.04  ADMISSION OF SUCCESSOR OR TRANSFEREE GENERAL PARTNER........................24
   SECTION 10.05  AMENDMENT OF AGREEMENT AND DELAWARE CERTIFICATE.............................25

ARTICLE XI. WITHDRAWAL OR REMOVAL OF PARTNERS.................................................25

   SECTION 11.01  WITHDRAWAL OF THE GENERAL PARTNER...........................................25
   SECTION 11.02  INTEREST OF DEPARTING PARTNER...............................................26
   SECTION 11.03  WITHDRAWAL OF A LIMITED PARTNER.............................................27

ARTICLE XII. DISSOLUTION AND LIQUIDATION......................................................27

   SECTION 12.01  DISSOLUTION.................................................................27
   SECTION 12.02  CONTINUATION OF THE BUSINESS OF THE PARTNERSHIP AFTER DISSOLUTION...........27
   SECTION 12.03  LIQUIDATOR..................................................................28
   SECTION 12.04  LIQUIDATION.................................................................29
   SECTION 12.05  CANCELLATION OF DELAWARE CERTIFICATE........................................30
   SECTION 12.06  RETURN OF CONTRIBUTIONS.....................................................30
   SECTION 12.07  WAIVER OF PARTITION.........................................................30
   SECTION 12.08  CAPITAL ACCOUNT RESTORATION.................................................30

ARTICLE XIII. AMENDMENT OF PARTNERSHIP AGREEMENT..............................................30

   SECTION 13.01  AMENDMENT TO BE ADOPTED SOLELY BY THE GENERAL PARTNER.......................30
   SECTION 13.02  AMENDMENT PROCEDURES........................................................32

ARTICLE XIV. MERGER...........................................................................32

   SECTION 14.01  AUTHORITY...................................................................32
   SECTION 14.02  PROCEDURE FOR MERGER OR CONSOLIDATION.......................................32
   SECTION 14.03  APPROVAL BY LIMITED PARTNERS OF MERGER OR CONSOLIDATION.....................33
   SECTION 14.04  CERTIFICATE OF MERGER.......................................................34
   SECTION 14.05  EFFECT OF MERGER............................................................34

ARTICLE XV. GENERAL PROVISION.................................................................34

   SECTION 15.01  ADDRESSES AND NOTICES.......................................................34
   SECTION 15.02  FURTHER ACTION..............................................................35


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   SECTION 15.03  BINDING EFFECT..............................................................35
   SECTION 15.04  INTEGRATION.................................................................35
   SECTION 15.05  CREDITORS...................................................................35
   SECTION 15.06  WAIVER......................................................................35
   SECTION 15.07  COUNTERPARTS................................................................35
   SECTION 15.08  APPLICABLE LAW..............................................................35
   SECTION 15.09  INVALIDITY OF PROVISIONS....................................................36
   SECTION 15.10  CONSENT OF PARTNERS.........................................................36
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                              AMENDED AND RESTATED
                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                            RIVERWALK LOGISTICS, L.P.

                             A Delaware Partnership

     This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this "Agreement") of RIVERWALK LOGISTICS, L.P. (the "Partnership"), dated as of April 16, 2001 (the "Effective Date"), is adopted, executed and agreed to, for good and valuable consideration, by Shamrock Logistics GP, LLC, a Delaware limited liability company, as the general partner ("Shamrock GP").

                                    RECITALS

     1. The name of the partnership is, and the business of the Partnership shall be conducted under the name of, "Riverwalk Logistics, L.P."

     2. The Partnership was originally formed as a Delaware partnership by the filing of a Certificate of Limited Partnership (the "Delaware Certificate"), dated as of June 5, 2000 (the "Original Filing Date") with the Secretary of State of the State of Delaware, pursuant to the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor to such act (the "Act") with Shamrock GP as the general partner and UDS Logistics LLC, a Delaware limited liability company ("UDS Logistics"), as the organizational limited partner.

                                   ARTICLE I.
                                   DEFINITIONS

SECTION 1.01   DEFINITIONS.

     (a) As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

     "Act" has the meaning given such term in the Recitals.

     "Adjusted Capital Account" means, with respect to any Partner, the balance, if any, in such Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

          (i) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5);

          (ii) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
     1.704-1(b)(2)(ii)(d)(6).

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     The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

     "Agreement" has the meaning given such term in the preamble.

     "Applicable Law" means (a) any United States Federal, state or local law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority and (b) any rule or listing requirement of any applicable national stock exchange or listing requirement of any national stock exchange or Commission recognized trading market on which securities issued by the MLP are listed or quoted.

     "Assignee" means any Person that acquires a Partnership Interest or any portion thereof through a Disposition; provided, however, that, an Assignee shall have no right to be admitted to the Partnership as a Partner except in accordance with Article IV. The Assignee of a dissolved Partner is the shareholder, partner, member or other equity owner or owners of the dissolved Partner to whom such Partner's Partnership Interest is assigned by the Person conducting the liquidation or winding up of such Partner. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Partner's Partnership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Partnership Interest assigned.

     "Associate" means, when used to indicate a relationship with any Person,
(a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

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     "Bankruptcy" or "Bankrupt" means, with respect to any Person, that (a) such
Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Applicable Law has been commenced against such Person and 120 Days have expired without dismissal thereof or with respect to which, without such Person's consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties has been appointed and 90 Days have expired without the appointment's having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

     "Business Day" means any day other than a Saturday, a Sunday, or a day when banks in New York, New York are authorized by Applicable Law to be closed.

     "Capital Account" means the capital account maintained for a Partner pursuant to Section 5.07.

     "Capital Contribution" means, with respect to any Partner, the amount of money and the Net Agreed Value of any property (other than money) contributed to the Partnership by such Partner. Any reference in this Agreement to the Capital Contribution of a Partner shall include a Capital Contribution of its predecessors in interest.

     "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.07(d) and 5.07(e) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

     "Certified Public Accountants" means a firm of independent public accountants selected from time to time by the General Partner.

     "Claim" means any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorneys' fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

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     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commission" means the Securities and Exchange Commission.

     "Common Unit" has the meaning given such team in the MLP Agreement.

     "Contributed Property" means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to
Section 5.07(d) or 5.07(e), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

     "Contribution Agreement" means that certain Contribution Agreement, dated as of the Effective Date, among the Partnership, the MLP, the OLP, Shamrock GP, UDS Logistics, Diamond Shamrock Refining and Marketing Company, a Delaware corporation, and Sigmor Corporation, a Delaware corporation, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

     "Day" means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the next succeeding Business Day.

     "Delaware Certificate" has the meaning given such term in the Recitals.

     "Dispose," "Disposing" or "Disposition" means with respect to any asset (including a Partnership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law.

     "Effective Date" has the meaning given such term in the preamble.

     "Encumber," "Encumbering," or "Encumbrance" means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Applicable Law.

     "Event of Withdrawal" has the meaning given such term in Section 11.01(a).

     "GAAP" means United States generally accepted accounting principles.

     "General Partner" means Shamrock GP and its successor and permitted assigns as general partner of the Partnership.

     "General Partner Interest" means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner) and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

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     "Governmental Authority" or "Governmental" means any Federal, state or local court or governmental or regulatory agency or authority or any arbitration board, tribunal or mediator having jurisdiction over the Company or its assets or Members.

     "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

     "Group Member" means a member of the Partnership Group.

     "Incentive Distribution Rights" has the meaning given such team in the MLP Agreement.

     "Incentive Plan" means any plan or arrangement pursuant to which the General Partner may compensate its employees, consultants, directors and/or service providers.

     "Limited Partner" means any Person that is admitted to the Partnership as a limited partner pursuant to the terms and conditions of this Agreement; but the term Limited Partner shall not include any Person from and after the time such Person withdraws as a Limited Partner from the Partnership.

     "Limited Partner Interest" means the ownership interest of a Limited Partner or Assignee in the Partnership and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

     "Liquidator" means one or more Persons selected by the General Partner to perform the functions described in Section 12.03 as liquidating trustee of the Partnership within in the meaning of the Act.

     "MLP" has the meaning given such term in Section 2.04(b).

     "MLP Agreement" means the Second Amended and Restated Agreement of Limited Partnership of Shamrock Logistics, L.P., as it may be amended, supplemented or restated from time to time.

     "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 5.07(e)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

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     "Net Income" means, for any taxable year, the excess, if any, of the
Partnership's items of income and gain for such taxable year over the Partnership's items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with
Section 5.07(b) and shall not include any items specially allocated under
Section 6.01(c).

     "Net Loss" means, for any taxable year, the excess, if any, of the Partnership's items of loss and deduction for such taxable year over the Partnership's items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.07(b) and shall not include any items specially allocated under Section 6.01(c).

     "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

     "Nonrecourse Liability" has the meaning set forth in Treasury Regulation
Section 1.752-1(a)(2).

     "Notices" has the meaning given such term in Section 15.01.

     "OLP" has the meaning given such term in Section 2.04(b).

     "OLP Agreement" means the Second Amended and Restated Agreement of Limited Partnership of Shamrock Logistics Operations, L.P., as it may be amended, supplemented or restated from time to time.

     "Omnibus Agreement" means that Omnibus Agreement, dated the Effective Date, among Ultramar Diamond Shamrock Corporation, the General Partner, the Partnership, the MLP and the OLP.

     "Opinion of Counsel" means a written opinion of counsel (which may be regular counsel to the Partnership or the General Partner of any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

     "Original Filing Date" has the meaning given such term in the Recitals.

     "Outstanding" has the meaning given such team in the MLP Agreement.

     "Partner" means the General Partner and the Limited Partners.

     "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulation
Section 1.704-2(b)(4).

     "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

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     "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner
Nonrecourse Debt.

     "Partnership" has the meaning given such term in the preamble.

     "Partnership Group" means the Partnership and any Subsidiary of any such entity, treated as a single consolidated entity.

     "Partnership Interest" means an ownership interest of a Partner in the Partnership, which shall include the General Partner Interest and the Limited Partner Interests.

     "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

     "Partnership Security" means any class or series of equity interest in the MLP (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the MLP), including without limitation, Common Units, Subordinated Units and Incentive Distribution Rights.

     "Person" means any individual, firm, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, joint venture, trust, court, governmental agency or any political subdivision thereof, or any other entity.

     "Proper Officer" or "Proper Officers" means those officers of the General Partner authorized to act on behalf of the General Partner in its capacity as the general partner of the Partnership.

     "Registration Statement" means the registration statement of the MLP (Commission File No. 333-43668), as amended.

     "Services Agreement" means the services agreement dated as of the Effective Date by and among Diamond Shamrock Refining and Marketing Company, a Delaware corporation and certain of its affiliates listed on Exhibit A thereto, the MLP, the OLP, the Partnership, and Shamrock Logistics GP, LLC, the general partner of the Partnership.

     "Shamrock GP" has the meaning given such term in the preamble.

     "Sharing Ratio" means, subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Partnership Interests,
(a) in the case of a Person acquiring such Partner's Partnership Interest, the percentage specified for that Partner as its Sharing Ratio on Exhibit A, and (b) in the case of Partnership Interests issued pursuant to Section 5.02, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

     "Subordinated Units" has the meaning given such team in the MLP Agreement.

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     "Substituted Limited Partner" means a Person who is admitted as a Limited
Partner to the Partnership pursuant to Section 10.02 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

     "Term" has the meaning given such term in Section 2.07.

     "Treasury Regulations" means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

     "UDS Logistics" has the meaning given such term in the Recitals.

     "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Sections 5.07(d) and 5.07(e) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Sections 5.07(d) and 5.07(e) as of such date).

     "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Sections 5.07(d) and 5.07(e) as of such date) over (b) the fair market value of such property as of such date (as determined under Sections 5.07(d) and 5.07(e)).

     "Withdraw," "Withdrawing" or "Withdrawal" means the withdrawal, resignation or retirement of a Partner from the Partnership as a Partner. Such terms shall not include any Dispositions of Partnership Interest (which are governed by Article IV), even though the Partner making a Disposition may cease to be a Partner as a result of such Disposition.

     (b) Other terms defined herein have the meanings so given them.

SECTION 1.02   CONSTRUCTION.

     Whenever the context requires, (a) the gender of all words used in this Agreement includes the masculine, feminine and neuter, (b) the singular forms of nouns, pronouns and verbs shall include the plural and vice versa, (c) all references to Articles and Sections refer to articles and sections in this Agreement, each of which is made a part for all purposes and (d) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

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                                   ARTICLE II.
                                  ORGANIZATION

SECTION 2.01   FORMATION.

     The General Partner and the Limited Partner formed the Partnership as a Delaware limited partnership by the filing of the Delaware Certificate, dated as of the Original Filing Date, with the Secretary of State of Delaware pursuant to the Act.

SECTION 2.02   NAME.

     The name of the Partnership is "Riverwalk Logistics, L.P." and all Partnership business must be conducted in that name or such other names that comply with Applicable Law as the General Partner may select.

SECTION 2.03   REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE.

     The name of the Partnership's registered agent for service of process is The Corporation Trust Company, and the address of the Partnership's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The principal place of business of the Partnership shall be located at 6000 North Loop 1604 West, San Antonio, Texas 78249. The General Partner may change the Partnership's registered agent or the location of the Partnership's registered office or principal place of business as the General Partner may from time to time determine.

SECTION 2.04   PURPOSES.

     (a) The Partnership may carry on any lawful business or activity permitted by the Act. The Partnership shall be authorized to engage in any and all other activities, whether or not related to the foregoing, which in the judgment of the General Partner may be beneficial or desirable.

     (b) Subject to the limitations expressly set forth in this Agreement, the Partnership shall have the power and authority to do any and all acts and things deemed necessary or desirable by the General Partner to further the Partnership's purposes and carry on its business, including, without limitation, the following:

          (i) acting as the general partner of Shamrock Logistics, L.P., a Delaware limited partnership (the "MLP") and Shamrock Logistics Operations, L.P., a Delaware limited partnership (the "OLP");

          (ii) entering into any kind of activity and performing contracts of any kind necessary or desirable for the accomplishment of its business (including the business of the MLP and the OLP);

          (iii) acquiring any property, real or personal, in fee or under lease or license, or any rights therein or appurtenant thereto, necessary or desirable for the accomplishment of its business;

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          (iv) borrowing money and issuing evidences of indebtedness and securing any such indebtedness by mortgage or pledge of, or other lien on, the assets of the Partnership;

          (v) entering into any such instruments and agreements as the General Partner may deem necessary or desirable for the ownership, management, operation, leasing and sale of the Partnership's property; and

          (vi) negotiating and concluding agreements for the sale, exchange or other disposition of all or substantially all of the properties of the Partnership, or for the refinancing of any loan or payment obtained by the Partnership.

     The Partners hereby specifically consent to and approve the execution and delivery by the Proper Officers on behalf of the Partnership of all loan agreements, notes, security agreements or other documents or instruments, if any, as required by any lender providing funds to the Partnership and ancillary documents contemplated thereby.

SECTION 2.05   FOREIGN QUALIFICATION.

     Prior to the Partnership's conducting business in any jurisdiction other than Delaware, the Proper Officers shall cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of such officers, with all requirements necessary to qualify the Partnership as a foreign limited partnership in that jurisdiction. At the request of the Proper Officers, the Partners shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business.

SECTION 2.06   POWER OF ATTORNEY.

     (a) Each Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to
Section 12.03, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

          (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Delaware Certificate and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances

                                       10
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     and a certificate of cancellation) that the General Partner or the
     Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Interests issued pursuant hereto; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

          (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; PROVIDED, that when required by any provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.06(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

     Nothing contained in this Section 2.06(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

     (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's successors and assigns. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

                                       11
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SECTION 2.07   TERM.

     The period of existence of the Partnership (the "Term") commenced on the Original Filing Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with Section 12.05.

                                  ARTICLE III.
                           RIGHTS OF LIMITED PARTNERS

SECTION 3.01   LIMITATION OF LIABILITY.

     The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or in the Act.

SECTION 3.02   MANAGEMENT OF BUSINESS.

     No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, member, general partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, shall not be deemed to be participation in control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

SECTION 3.03   OUTSIDE ACTIVITIES OF THE LIMITED PARTNERS.

     Subject to the provisions of Section 7.01 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Persons or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

SECTION 3.04   RIGHTS OF LIMITED PARTNERS.

     (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.04(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner's own expense:

          (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

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

          (ii) promptly becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year.

          (iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

          (iv) to have furnished to him a copy of this Agreement and the Delaware Certificate and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Delaware Certificate and all amendments thereto have been executed;

          (v) to obtain true and full information regarding the amount of cash and a description and statement of the gross asset value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

          (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

     (b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the MLP or the Partnership Group, (B) could damage the MLP or the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this
Section 3.04).

                                   ARTICLE IV.
                       TRANSFERS OF PARTNERSHIP INTERESTS

SECTION 4.01   TRANSFER GENERALLY.

     (a) The term "transfer," when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its General Partner Interest to another Person who becomes the General Partner (or an Assignee) or by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who becomes a Limited Partner (or an Assignee), and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

     (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

SECTION 4.02   TRANSFER OF GENERAL PARTNER'S PARTNERSHIP INTEREST.

     (a) Except as set forth in Section 5.02 and subject to Section 4.02(c) below, prior to March 31, 2011, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person (other than in individual) or the transfer by the General Partner of all or substantially all of its assets to such other Person (other than an individual), the General Partner may not transfer all or any part of its Partnership Interest as a General Partner.

     (b) Subject to Section 4.02(c) below, on or after March 31, 2011, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

     (c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner, of any limited partner of the MLP or of any limited partner of the Operating Partnership or cause the Partnership, the MLP or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the General Partner. In the case of a transfer pursuant to and in compliance with this Section 4.02, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.04, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

SECTION 4.03   TRANSFER OF A LIMITED PARTNER'S PARTNERSHIP INTEREST.

     A Limited Partner may transfer all, but not less than all, of its Partnership Interest as a Limited Partner in connection with the merger, consolidation or other combination of such Limited Partner with or into any other Person or the transfer by such Limited Partner of all or substantially all of its assets to another Person, and following any such transfer such Person may become a Substituted Limited Partner pursuant to Article X. Except as set forth in the immediately preceding sentence and in Section 5.02, or in connection with any pledge of (or any related foreclosure on) a Partnership Interest as Limited Partner solely for the purpose of securing, directly or indirectly, indebtedness of the Partnership, the MLP or the OLP, and except for the transfers contemplated by Sections 5.02 and 10.02, a Limited Partner may not transfer all or any part of its Partnership Interest or withdraw from the Partnership.

SECTION 4.04   RESTRICTIONS ON TRANSFERS.

     (a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interest shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership, the MLP or the OLP under the laws of the jurisdiction of its formation or (iii) cause the Partnership, the MLP or the OLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

     (b) The General Partner may impose restrictions on the transfer of the Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership, the MLP or the OLP becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendment to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions.

                                   ARTICLE V.
                              CAPITAL CONTRIBUTIONS

SECTION 5.01   INITIAL CAPITAL CONTRIBUTIONS.

     In connection with the formation of the Partnership under the Act, Shamrock GP made an initial Capital Contribution to the Partnership in the amount of $999, for an interest in the Partnership and was admitted as the General Partner of the partnership and UDS Logistics made an initial Capital Contribution to the Partnership in the amount of $1 for an interest in the Partnership and has been admitted as a Limited Partner of the Partnership.

SECTION 5.02   CONTRIBUTIONS PURSUANT TO THE CONTRIBUTION AGREEMENT.

     On the Effective Date and pursuant to the Contribution Agreement, (a) Shamrock GP will transfer as a capital contribution such limited partner interests in the OLP to the Partnership as are necessary so that Shamrock GP will have a 0.1% interest in the Partnership and (b) UDS Logistics will transfer as a capital contribution such limited partner interests in the OLP to the Partnership as are necessary so that UDS Logistics will have a 99.9% interest in the Partnership.

SECTION 5.03   ADDITIONAL CAPITAL CONTRIBUTIONS.

     With the consent of the General Partner, any Limited Partner may, but shall not be obligated to, make additional Capital Contributions to the Partnership. Contemporaneously with the making of any Capital Contributions by a Limited Partner, in addition to those provided in Sections 5.01, the General Partner shall be obligated to make an additional Capital Contribution to the Partnership in an amount equal to 0.1% divided by .999 times the amount of additional Capital Contribution then made by such Limited Partner. Except as set forth in the immediately

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preceding sentence and in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

SECTION 5.04   INTEREST AND WITHDRAWAL.

     No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of
Section 17-502(b) of the Act.

SECTION 5.05   LOANS.

     Loans by a Partner to the Partnership shall not constitute Capital Contributions. If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, the making of such excess advances shall not result in any increase in the amount of the Capital Account of such Partner. The amount of any such excess advances shall be a debt obligation of the Partnership to such Partner and shall be payable or collectible only out of the Partnership assets in accordance with the terms and conditions upon which such advances are made.

SECTION 5.06   RETURN OF CONTRIBUTIONS.

     Except as expressly provided herein, no Partner is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Partnership or of any Partner. A Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any Partner's Capital Contributions.

SECTION 5.07   CAPITAL ACCOUNTS.

     (a) The Partnership shall maintain for each Partner a separate Capital Account in accordance with the provisions of this Section 5.07, which shall be interpreted and applied in a manner consistent with the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by
(i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.07(b) and allocated with respect to such Partnership Interest pursuant to Section 6.01, and decreased by
(x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.07(b) and allocated with respect to such Partnership Interest pursuant to Section 6.01.

     (b) For purposes of computing the amount of any item of income, gain, loss, or deduction to be reflected in the Partners' Capital Accounts, the determination, recognition, and classification of any such item shall be the same as its determination, recognition, or classification for federal income tax purposes (including any method of depreciation, cost recovery, or amortization used for that purpose); PROVIDED that:

          (i) Any fees or expenses incurred by the Partnership to promote the sale of or to sell a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees or expenses are incurred.

          (ii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss, and deduction shall be made without regard to any election by the Partnership under Section 754 of the Code and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of income (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset).

          (iii) Any income, gain, or loss attributable to the disposition of any Partnership property shall be determined as if the adjusted basis of such property as of the date of such disposition were equal to the Partnership's Carrying Value of such property as of such date.

          (iv) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery, or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.07(d) or 5.07(e) to the Carrying Value of any Partnership property subject to depreciation, cost recovery, or amortization, any further deductions for such depreciation, cost recovery, or amortization attributable to such property shall be determined (i) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment, and (ii) using a rate of depreciation, cost recovery, or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; PROVIDED that if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery, or amortization deductions shall be determined using any reasonable method adopted by the General Partner.

          (v) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to
     Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall be treated as an item of income.

     (c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

     (d) Consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such property. Any such Unrealized Gain or Unrealized Loss so reflected in the Carrying Value of such property shall be treated as an item of income, gain, loss, or deduction recognized by the Partnership on the date of the adjustment to the Carrying Value of the property.

     (e) Consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of each Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such property. Any such Unrealized Gain or Unrealized Loss so reflected in the Carrying Value of such property shall be treated as an item of income, gain, loss, or deduction recognized by the Partnership on the date of the adjustment to the Carrying Value of the property.

                                   ARTICLE VI.
                          ALLOCATIONS AND DISTRIBUTIONS

SECTION 6.01   ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES.

     For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 5.07(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

     (a) After giving effect to the special allocations set forth in Section 6.01(c), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated among the Partners as follows:

          (i) First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.01(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.01(b)(ii) for all previous taxable years;

          (ii) Second, to the Partners, in proportion to their respective Sharing Ratios.

     (b) After giving effect to the special allocations set forth in Section 6.01(c), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated among the Partners as follows:

          (i) First, to the Partners in proportion to their respective Sharing Ratio; PROVIDED, HOWEVER, that Net Losses shall not be allocated to a Limited Partner pursuant to this Section 6.01(b)(i) to the extent that such allocation would cause a Limited Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in such Limited Partner's Adjusted Capital Account);

          (ii) Second, the balance, if any, 100% to the General Partner.

     (c) SPECIAL ALLOCATIONS. Notwithstanding any other provision of this
Section 6.01, the following special allocations shall be made for such taxable period:

          (i) PARTNERSHIP MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of this Section 6.01, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.01(c), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.01(c) with respect to such taxable period (other than an allocation pursuant to Sections 6.01(c)(v) and 6.01(c)(vi)). This Section 6.01(c)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

          (ii) CHARGEBACK OF PARTNER NONRECOURSE DEBT MINIMUM GAIN. Notwithstanding the other provisions of this Section 6.01 (other than Section 6.01(c)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this
     Section 6.01(c), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.01(c), other than Section 6.01(c)(i) and other than an allocation pursuant to Sections 6.01(c)(v) and 6.01(c)(vi), with respect to such taxable period. This Section 6.01(c)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii) QUALIFIED INCOME OFFSET. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.01(c)(i) or (ii).

          (iv) GROSS INCOME ALLOCATIONS. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; PROVIDED, that an allocation pursuant to this Section 6.01(c)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.01 have been tentatively made as if this Section 6.01(c)(iv) were not in this Agreement.

          (v) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

          (vi) PARTNER NONRECOURSE DEDUCTIONS. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

          (vii) CODE SECTION 754 ADJUSTMENTS. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in

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

     which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          (viii) CURATIVE ALLOCATION. If any items of income and gain (including gross income) or loss and deduction are allocated to a Partner pursuant to this Section 6.01(c), then, prior to any allocation pursuant to Section 6.01, items of income and gain (including gross income) and items of loss and deduction for subsequent periods shall be allocated to the Partners in a manner designed to result in each Partner's Capital Account having a balance equal to the balance it would have had if such allocation of income and gain (including gross income) and item of loss and deduction had not occurred pursuant to this Section 6.01(c)(viii). For purposes of applying the foregoing provisions of this Section 6.01(c): (A) allocations hereunder shall be made only to the extent that the Tax Matters Partner reasonably determines that such allocations are consistent with the economic agreement of the Partners; and (B) allocations hereunder with respect to allocations under Section 6.01(c)(i) and (c)(ii) shall not be made prior to a year in which there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain and then only to the extent that the Tax Matters Partner reasonably determines that such allocations are necessary to avoid a potential distortion in the economic agreement of the Partners.

SECTION 6.02   ALLOCATIONS FOR TAX PURPOSES.

     (a) Except as otherwise provided herein, for federal income tax purposes each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss and deduction is allocated pursuant to Section 6.01.

     (b) Notwithstanding any provisions contained herein to the contrary, solely for federal income tax purposes, items of income, gain, depreciation, gain or loss with respect to property contributed or deemed contributed to the Partnership by a Partner shall be allocated so as to take into account the variation between the Partner's tax basis in such contributed property and its Carrying Value. Such allocation shall be made in accordance with the provisions of Treasury Regulation Section 1.704-3(d).

     (c) For purposes of determining the income, gain, loss, deduction or any other items allocable to any period, income, gain, loss, deduction, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code
Section 706 and the Treasury Regulations thereunder.

SECTION 6.03   DISTRIBUTIONS.

     (a) Except as otherwise provided in Section 12.04, the Partnership may make distributions of cash or property at such time and in such amount as the General Partner shall determine to the Partners in accordance with their Sharing Ratios.

     (b) Such distributions shall be made concurrently to the Partners (or their Assignees) as reflected on the books of the Partnership on the date set for purposes of such distribution.

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                                  ARTICLE VII.
                                   MANAGEMENT

SECTION 7.01   MANAGEMENT AND OPERATIONS OF BUSINESS.

     Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be fully vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the business and affairs of the Partnership. The General Partner shall manage the business and affairs of the Partnership on behalf of the Partnership in accordance and subject to the provisions of Article VII of each of the OLP Agreement and the MLP Agreement.

                                  ARTICLE VIII.
                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

SECTION 8.01   RECORDS AND ACCOUNTING.

     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including gall books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.04(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; PROVIDED, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

SECTION 8.02   FISCAL YEAR.

     The fiscal year of the Partnership shall be a fiscal year ending December
31.

                                   ARTICLE IX.
                                      TAXES

SECTION 9.01   TAX RETURNS.

     The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by the Partners for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership's taxable year ends. The

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classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

SECTION 9.02   TAX ELECTIONS.

     (a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners.

     (b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

     (c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

SECTION 9.03   TAX MATTERS PARTNER.

     Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

SECTION 9.04   WITHHOLDING.

     Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.03 in the amount of such withholding from such Partner.

                                   ARTICLE X.
                              ADMISSION OF PARTNERS

SECTION 10.01  ADMISSION OF GENERAL PARTNER.

     Upon the consummation of the transfers and conveyances described in Section 5.02, the General Partner shall be admitted as a General Partner, and the General Partner shall be the only general partner of the Partnership and UDS Logistics shall be the sole limited partner of the Partnership.

SECTION 10.02  ADMISSION OF SUBSTITUTED LIMITED PARTNER.

     By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee (a) the right to negotiate such Limited Partner Interest to a purchaser or other transferee and (b) the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest shall be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall remain an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee. If no such written direction is received, such Partnership Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

SECTION 10.03  ADMISSION OF ADDITIONAL LIMITED PARTNERS.

     (a) A Person (other than the General Partner, UDS Logistics or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.06, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

     (b) Notwithstanding anything to the contrary in this Section 10.03, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

SECTION 10.04  ADMISSION OF SUCCESSOR OR TRANSFEREE GENERAL PARTNER.

     A successor General Partner approved pursuant to Section 11.01 or 11.02 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.02 who is proposed to be admitted as a successor General Partner shall, subject to compliance with the terms of Section 11.03, if applicable, be admitted to the Partnership as the General Partner effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.01 or 11.02 or the transfer of the General Partner Interest pursuant to Section 4.02, PROVIDED, HOWEVER, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.02 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

SECTION 10.05  AMENDMENT OF AGREEMENT AND DELAWARE CERTIFICATE.

     To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Delaware Certificate, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.06.

                                   ARTICLE XI.
                        WITHDRAWAL OR REMOVAL OF PARTNERS

SECTION 11.01  WITHDRAWAL OF THE GENERAL PARTNER.

     (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "Event of Withdrawal"):

          (i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

          (ii) the General Partner transfers all of its rights as General Partner pursuant to Section 4.02;

          (iii) the General Partner is removed pursuant to Section 11.02;

          (iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.01(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor in possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

          (v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

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

          (vi) (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

     If an Event of Withdrawal specified in Section 11.01(a)(iv)(with respect to withdrawal), (v) or (vi) (A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.01 shall result in the withdrawal of the General Partner from the Partnership.

     (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Effective Date and ending at 12:00 midnight, Eastern Standard Time, on March 31, 2011, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners; PROVIDED, that prior to the effective date of such withdrawal, the withdrawal is approved by at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("Withdrawal Opinion of Counsel") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner, of the limited partners of the MLP or cause the Partnership, the MLP or the OLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (ii) at any time after 12:00 midnight, Eastern Standard Time, on March 31, 2011, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice;
(iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.01(a)(ii) or (iii). If the General Partner gives a notice of withdrawal pursuant to Section 11.01(a)(i) hereof, the Limited Partners may, prior to the effective date of such withdrawal, elect a successor General Partner.. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Limited Partners as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.01. Any successor General Partner elected in accordance with the terms of this Section 11.01 shall be subject to the provisions of Section 10.04.

SECTION 11.02  INTEREST OF DEPARTING PARTNER.

     (a) The Partnership Interest of the Departing Partner departing as a result of withdrawal or removal pursuant to Section 11.01 shall be purchased by the successor to the Departing Partner for cash in the manner specified in the MLP Agreement. Such purchase shall be a condition to the admission to the Partnership of the successor as the General Partner. Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Partnership arising on or after the effective date of the withdrawal or removal of the Departing Partner.

     (b) The Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to the Services Agreement.

SECTION 11.03  WITHDRAWAL OF A LIMITED PARTNER.

     Without the prior written consent of the General Partner, which may be granted or withheld in its sole discretion, and except as provided in Section 10.01, no Limited Partner shall have the right to withdraw from the Partnership.

                                  ARTICLE XII.
                           DISSOLUTION AND LIQUIDATION

SECTION 12.01  DISSOLUTION.

          The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.01, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.02) its affairs shall be wound up, upon:

          (a) the expiration of its term as provided in Section 2.07;

          (b) an Event of Withdrawal of the General Partner as provided in
     Section 11.01(a) (other than Section 11.01(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.01(b) or 11.02 and such successor is admitted to the Partnership pursuant to Section 10.04;

          (c) an election to dissolve the Partnership by the General Partner that is approved by all of the Limited Partners;

          (d) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act; or

          (e) the sale of all or substantially all of the assets and properties of the Partnership Group.

SECTION 12.02  CONTINUATION OF THE BUSINESS OF THE PARTNERSHIP AFTER
               DISSOLUTION.

         Upon dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in
Section 11.01(a)(i) or (iii) and the
failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.01, then within 90 days thereafter, then, to the maximum extent permitted by law, within 180 days thereafter, all of the Limited Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a general partner a Person approved by a majority in interest of the Limited Partners. Upon any such election by the Limited Partners, all Partners shall be bound thereby and shall be deemed to have approved same. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

          (a) the reconstituted Partnership shall continue unless dissolved in accordance with this Article XII;

          (b) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be purchased by the successor General Partner or converted into Common Units, in each case as provided in the MLP Agreement; and

          (c) all necessary steps shall be taken to cancel this Agreement and the Delaware Certificate and to enter into and, as necessary, to file, a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the power of attorney granted the General Partner pursuant to Section 2.06; PROVIDED, that the right to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that
     (x) the exercise of the right would not result in the loss of limited liability of the Limited Partners or any limited partner of the MLP and (y) neither the Partnership, the reconstituted limited partnership, the MLP nor the OLP would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

SECTION 12.03  LIQUIDATOR.

     Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to
Section 12.02, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a majority of the Limited Partners. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by a majority in interest of the Limited Partners. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by at least a majority in interest of the Limited Partners. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in [SECTION 7.03(b)]) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

SECTION 12.04  LIQUIDATION.

     The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Act and the following:

     (a) DISPOSITION OF ASSETS. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.04(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership's assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

     (b) DISCHARGE OF LIABILITIES. Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.03) and amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

     (c) LIQUIDATION DISTRIBUTIONS. All property and all cash in excess of that required to discharge liabilities as provided in Section 12.04(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.04(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

SECTION 12.05  CANCELLATION OF DELAWARE CERTIFICATE.

     Upon the completion of the distribution of Partnership cash and property as provided in Section 12.04 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Delaware Certificate, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware, shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

SECTION 12.06  RETURN OF CONTRIBUTIONS.

     No General Partner shall be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

SECTION 12.07  WAIVER OF PARTITION.

     To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

SECTION 12.08  CAPITAL ACCOUNT RESTORATION.

     No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. Each General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

                                  ARTICLE XIII.
                       AMENDMENT OF PARTNERSHIP AGREEMENT

SECTION 13.01  AMENDMENT TO BE ADOPTED SOLELY BY THE GENERAL PARTNER.

     Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

          (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

          (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

          (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that no Group Member will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

          (d) a change that, in the discretion of the General Partner, (i) does not adversely affect the limited partners of the MLP (including any particular class of MLP partnership interests as compared to other classes of MLP partnership interests) in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Act) or (B) facilitate the trading of limited partner interests of the MLP (including the division of any class or classes of outstanding limited partner interests of the MLP into different classes to facilitate uniformity of tax consequences within such classes of limited partner interests of the MLP) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which such limited partner interests are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the MLP and the limited partners of the MLP, (iii) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement or (iv) is required to conform the provisions of this Agreement with the provisions of the MLP Agreement as the provisions of the MLP Agreement may be amended, supplemented or restated from time to time;

          (e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

          (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the directors, officers, trustees or agents of the general partner of the General Partner from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

          (g) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

          (h) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.03;

          (i) an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.04;

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          (j) a merger or conveyance pursuant to Section 14.03(d); or

          (k) any other amendments substantially similar to the foregoing.

SECTION 13.02  AMENDMENT PROCEDURES.

     Except with respect to amendments of the type described in Section 13.01, all amendments to this Agreement shall be made in accordance with the following requirements: Amendments to this Agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the Limited Partner.

                                  ARTICLE XIV.
                                     MERGER

SECTION 14.01  AUTHORITY.

     The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("MERGER AGREEMENT") in accordance with this Article XIV.

SECTION 14.02  PROCEDURE FOR MERGER OR CONSOLIDATION.

     Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

          (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

          (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "SURVIVING BUSINESS ENTITY");

          (c) The terms and conditions of the proposed merger or consolidation;

          (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving

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     Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

          (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

          (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.04 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

          (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

SECTION 14.03  APPROVAL BY LIMITED PARTNERS OF MERGER OR CONSOLIDATION.

     (a) Except as provided in Section 14.03(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of the Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article
XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

     (b) Except as provided in Section 14.03(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the Limited Partners.

     (c) Except as provided in Section 14.03(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.04, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

     (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner, any limited partner in the MLP or cause the Partnership, the MLP or the OLP or

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the to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

SECTION 14.04  CERTIFICATE OF MERGER.

     Upon the required approval by the General Partner and the Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Act.

SECTION 14.05  EFFECT OF MERGER.

     (a) At the effective time of the certificate of merger:

          (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

          (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

          (v) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

                                   ARTICLE XV.
                                GENERAL PROVISION

SECTION 15.01  ADDRESSES AND NOTICES.

     Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice to the

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Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.03. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

SECTION 15.02  FURTHER ACTION.

     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 15.03  BINDING EFFECT.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 15.04  INTEGRATION.

     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 15.05  CREDITORS.

     None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

SECTION 15.06  WAIVER.

     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

SECTION 15.07  COUNTERPARTS.

     This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

SECTION 15.08  APPLICABLE LAW.

     This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

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SECTION 15.09  INVALIDITY OF PROVISIONS.

     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

SECTION 15.10  CONSENT OF PARTNERS.

     Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

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     IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first set forth above.

                                         GENERAL PARTNER

                                         SHAMROCK LOGISTICS GP, LLC

                                         By: /s/ Curtis V. Anastasio
                                            ---------------------------
                                         Name: Curtis V. Anastasio
                                         Title: President

                                         LIMITED PARTNER

                                         UDS LOGISTICS, LLC

                                         By: /s/ Raymond Gaddy
                                            ---------------------------
                                         Name: Raymond Gaddy
                                         Title: President













[First Amended and Restated Limited Partnership Agreement of Riverwalk Logistics, L.P. dated as of April 16, 2001]

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